October 31, 1997



Securities and Exchange Commission
Operations Center
6432 General Green Way
Alexandria, VA  22312-2413

Gentlemen:

We are transmitting herewith Indiana Energy, Inc.'s
Current Report on Form 8-K.

Very truly yours,



/s/ Douglas S. Schmidt
Douglas S. Schmidt




          SECURITIES AND EXCHANGE COMMISSION

               Washington, D. C.  20549





                       FORM 8-K


                    CURRENT REPORT



        Pursuant to Section 13 or 15(d) of the
            Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): October 31, 1997


                INDIANA ENERGY,INC.
 (Exact name of registrant as specified in its charter)


       INDIANA                      1-9091          35-1654378
(State or other jurisdiction (Commission File No.) (IRS Employer
 of incorporation)                                  Identification
                                                    Number)



1630 North Meridian Street, Indianapolis, Indiana    46202
     (Address of principal executive offices)     (Zip Code)



Registrant's telephone number, including area code:(317)926-3351



Item 5.    Other Events

      See the following press release dated October 31, 1997, in which Indiana Energy, Inc. announces the recording of a restructuring charge by its wholly owned subsidiary, Indiana Gas Company, Inc.

      October 31, 1997

      INDIANA ENERGY, INC. REPORTS CONSOLIDATED
      EARNINGS AND RESTRUCTURING CHARGE;
      DIVIDEND UNCHANGED

      INDIANAPOLIS--Indiana Energy, Inc., the parent company of Indiana Gas Company, Inc. and other subsidiaries, reported consolidated net income of $20.5 million for the fiscal year ended
      September 30, 1997, as compared to net income of $42.2 million for fiscal 1996. Earnings per average common share for fiscal 1997 were 91 cents, compared to $1.87 per share for last year. Net income and earnings per share for fiscal 1997 before restructuring costs were $45.0 million and $1.99 per share, respectively.
      The 12-cent increase in earnings per share from 1996, before restructuring costs, is due primarily to lower operation and maintenance expenses, higher earnings recognized from
      Indiana Energy's energy marketing affiliate and a gain on the sale of certain nonutility assets.

      "Our strong pre-restructuring earnings report confirms that Indiana Energy continues to be a vibrant, growing business--it was a very good year. The strength of this year's results encouraged us to accelerate the implementation of our previously announced growth strategy, including doing the difficult things that will make it work. That strategy is to become a leading regional provider of energy products and services and grow earnings per share by an average annual amount of 10 percent over the next five years," said Niel C. Ellerbrook, president and chief operating officer of Indiana
      Energy.

      Net income and earnings per share reflect an after-tax restructuring charge of $24.5 million recorded by Indiana Gas in the fourth quarter of fiscal 1997. The charge, which was approved by Indiana Gas' board of directors, results from a restructuring of Indiana Gas' operations, including the implementation of several actions designed to reduce its operating costs and position it to remain a competitive choice for energy customers. Included are costs associated with Indiana Gas' work force reductions and the write off and writedown of certain assets.
      "While the decisions to make the reductions and writedowns were difficult ones, our lower cost structure should contribute to our competitive position in the market place and our ability to increase shareholder value," said Ellerbrook.

      The board of directors of Indiana Energy today also declared a cash dividend of 29 1/2 cents per share of common stock. This is unchanged from the previous quarter. The dividend is payable
      December 1, 1997, to shareholders of record
      November 14, 1997.

      SUMMARY OF CONSOLIDATED EARNINGS DATA:

                                          Three Months Ended
                                             September 30

      (In Thousands Except Per Share Data)  1997(1)       1996

       Utility Operating Revenues         $ 58,498      $62,521

       Net Income (Loss)                  $(27,597)     $(5,928)

       Earnings (Loss) Per Average        $  (1.22)     $  (.27)
       Common Share

       Average Common Shares Outstanding    22,581       22,474


                                           Twelve Months Ended
                                              September 30

      (In Thousands Except Per Share      1997(1)       1996
       Data)

       Utility Operating Revenues         $530,407      $530,594

       Net Income                         $ 20,503      $ 42,201

       Earnings Per Average Common Share  $    .91      $  1.87

       Average Common Shares Outstanding    22,580       22,513

      (1) Reflects an after-tax restructuring charge of $24.5 million or $1.08 per common share recorded during the fourth quarter of fiscal 1997.

      NOTE: Net income (loss) for the three-month period ended September 30 is not indicative of net income (loss) for an annual period due to the seasonal sales of gas for space heating purposes.


		         SIGNATURES

   Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 INDIANA ENERGY,INC.
                                    Registrant




Dated October 31, 1997   /s/Niel C. Ellerbrook
                         Niel C. Ellerbrook
                         President and Chief Operating Officer



Dated October 31, 1997   /s/Jerome A. Benkert
                         Jerome A. Benkert
                         Vice President and Controller